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                                                                     Exhibit 9.1


                            [Insight(R) Letterhead]

TRADED ON NASDAQ: NMS                                      FOR IMMEDIATE RELEASE
SYMBOL: NSIT                                            THURSDAY, APRIL 25, 2002


                INSIGHT ENTERPRISES, INC. ACQUIRES COMARK, INC. -
                     NORTH AMERICA'S LARGEST PRIVATELY-HELD
                          TECHNOLOGY SOLUTIONS PROVIDER


TEMPE, ARIZONA - THURSDAY, APRIL 25, 2002 -- INSIGHT ENTERPRISES, INC. (NASDAQ:
NSIT) ("INSIGHT ENTERPRISES") today announced that it has acquired Comark, Inc. ("Comark"), a technology solutions provider with annual revenues of approximately $1.5 billion. Insight Enterprises acquired privately owned Comark for a total of approximately $150 million, paid $100 million in cash and approximately $50 million in Insight Enterprises' stock (approximately 2.3 million shares). As a result of the acquisition, Insight Enterprises now services small, medium and large enterprise business customers and increases its presence in the public sector segments. Insight Enterprises is a holding company with two operating units, Insight Direct Worldwide, Inc. and Direct Alliance Corporation.

Founded in 1977 and headquartered in Bloomingdale, Illinois, Comark is one of the nation's premier suppliers of brand name computers, peripherals, networking products, storage products, software and accessories. Additionally, Comark offers its customers a complete package of lifecycle management solutions and professional services. These services include asset management, configuration and advanced integration, network design and consulting, installations, moves, adds and changes, network monitoring, system integration, enterprise consulting, hardware maintenance and voice/video/data integration. Comark markets to medium-to-large enterprises, educational customers, federal, state and local government agencies, small businesses and certain corporate resellers. Its principal customers are the medium-to-large enterprises.

The union of Insight Enterprises and Comark brings together two companies with proven track records of profitability and growth. The combination of our highly productive and efficient sales and marketing models, with Insight Enterprises servicing the small- to medium-sized business and public sector segments and Comark servicing medium-to-large enterprises and public sector segments, creates an organization that can effectively and cost efficiently sell into all business and public sector markets. Insight Enterprises' leading virtual inventory model and associated breadth of product offering combined with the depth and quality of the service offerings of Comark results in a dynamic organization that can provide comprehensive and cost-effective integrated products and service solutions across all business and public sector segments.

This consolidation of two major industry players provides Insight Enterprises the opportunity to:

         - Solidify its position as a leading information technology provider;

         - Enhance its existing customer base through strategically located sales offices and access to larger enterprise customers;

         - Capitalize on an experienced direct sales force that is cost effective in servicing the corporate and public sector markets;

         - Become the primary source for all information technology products and related service needs of the small- to medium-sized business;


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Insight Acquisition of Comark
April 25, 2002


         - Expand its vast product offerings into the medium-to-large enterprise business market;

         - Leverage its capabilities to deliver custom IT solutions, including complex systems integration and total project management, to all markets;

         - Increase its penetration into the public sector, particularly federal government;

         -        Increase its buying power leverage with suppliers;

         - Realize cost savings through economies of scale and operational synergies;

         - Benefit from a combination of the best virtual and physical distribution capability in the industry; and

         -        Add to the experience and depth of its senior management team.


Comark had revenues of approximately $1.5 billion and earnings before income taxes of approximately $41 million for the fiscal year ended December 31, 2001. Book value of Comark as of closing is approximately $85.5 million. The acquisition is expected to be accretive to Insight Enterprises' earnings per share in its fiscal year 2002. However, this does not mean that earnings per share for any future periods will be higher than for prior periods.

 "We are extremely excited about the acquisition of Comark. Comark's success in the medium-to-large enterprise customer segment teamed with Insight's expertise with respect to the small- and medium-sized business customer solidifies our position as a major player in the industry," commented Timothy A. Crown, CEO of Insight Enterprises, Inc. "The combined enterprise is better equipped to respond to changing market dynamics and well-positioned to remain a leading provider of IT products and services to businesses around the globe. Another benefit of this acquisition is that the consolidated companies' presence in the government area has been greatly increased." Crown continued, "Our great success in the timely integration of our recent acquisition of Action in the United Kingdom and bringing it to a 3% operating profit in Q1 2002 from breakeven in Q4 2001 gives us confidence in our ability to successfully integrate Comark."

Chuck Wolande, co-owner of Comark, said, "We are thrilled to be joining forces with Insight Enterprises. It was important to us that we team with a company that had a similar culture and vision for the future." Philip Corcoran, co-owner of Comark, added, "We believe the combination of these two successful companies will create exciting opportunities for our employees, customers and suppliers as well as for the stockholders of Insight Enterprises."

Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect sales, gross profit, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to our products; and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. Some of the important factors that could cause our actual results to differ materially from those projected in forward-looking statements made by us include, but are not limited to, the following: our ability to integrate Comark successfully, general economic and computer industry conditions, competition, reliance on outsourcing arrangements, past and future acquisitions, international operations, reliance on information systems, reliance on suppliers, changes in supplier reimbursement programs, management of growth, changing methods of distribution, rapid change in product standards, inventory obsolescence, dependence on key personnel and sales or use tax collection. These factors are discussed in greater detail under "Factors That May Affect Future Results And Financial Condition" in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.


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Insight Acquisition of Comark
April 25, 2002


ABOUT INSIGHT ENTERPRISES, INC.

INSIGHT ENTERPRISES, INC., a Fortune 1000 company, is a holding company composed of the following operating units: INSIGHT DIRECT WORLDWIDE, INC. ("Insight") is a leading global direct marketer of computers, hardware and software, offering a broad line of more than 180,000 brand name products primarily to businesses in the United States, Canada, and the United Kingdom. Insight sells its products and services via a staff of customer-dedicated account executives utilizing proactive outbound telephone-based sales, a customer-focused direct sales force, electronic commerce and electronic marketing and via the Internet. DIRECT ALLIANCE CORPORATION is a business process outsourcing organization providing marketplace solutions in the areas of direct marketing, direct sales, finance and logistics using state-of-the-art proprietary technology, infrastructure and processes. For additional information about Insight Enterprises, Inc. call (480) 902-1001 in the United States or visit www.insight.com.

CONTACTS:    STANLEY LAYBOURNE                   KAREN MCGINNIS
             CHIEF FINANCIAL OFFICER,            SENIOR VICE PRESIDENT-
              SECRETARY AND TREASURER             FINANCE
             TEL. 480-350-1142                   TEL. 480-333-3074
             EMAIL slaybour@insight.com          EMAIL kmcginni@insight.com


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